Exhibit (d)(3)

VOTING AGREEMENT

     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 16, 2003, by and between World Wrestling Entertainment, Inc., a Delaware corporation on one hand (the “Company”); and Vincent K. McMahon, individually and as trustee of The Vincent K. McMahon Irrevocable Trust (the “Trust”), and Linda E. McMahon, severally and not jointly, on the other hand (the “Stockholders”).

RECITALS

     WHEREAS, the Company has advised the Stockholders that it intends to conduct an exchange offer pursuant to which certain employees and independent contractors of the Company can exchange certain options held by them under the Company’s 1999 Long-Term Incentive Plan (the “Plan”) for restricted stock units granted under the Plan or, in certain instances, a cash payment (the material terms of such offer being those described on Attachment A hereto, the “Exchange Offer”);

     WHEREAS, the Board of Directors of the Company has unanimously approved the Exchange Offer as in the best interests of the Company and its stockholders;

     WHEREAS, the Company has advised the Stockholders that consummation of the Exchange would constitute a “repricing” under Section 303A (“Rule 303A”) of the Listed Company Manual of the New York Stock Exchange (“NYSE”) which would require stockholder approval, which approval the Company intends to seek no later than the annual stockholder meeting to be held no later than September 30, 2004 (the “2004 Meeting”);

     WHEREAS, the Company has advised the Stockholders that it intends to seek approval from stockholders no later than the 2004 Meeting of a specific proposal approving the Exchange Offer and any other related matters (such proposal, the “Exchange Offer Proposal”);

     WHEREAS, as of the date hereof, each of the Stockholders is, directly, the record and beneficial owners (as defined in Rule 13d-13 under the Securities Exchange Act of 1934, “beneficial owner”) of the respective shares of Class B common stock, par value $0.01 per share, of the Company (each of which shares entitles its holder to 10 votes and is convertible into one share of Class A common stock of the Company) (the “Shares”), set forth opposite his or her name on Attachment B hereto;

     WHEREAS, the Board of Directors of the Company has requested that the Stockholders, to facilitate the making of the Exchange Offer, enter into this Agreement; and

     WHEREAS, the parties intend hereby to provide that the Stockholders shall cause a sufficient number of the Shares to be voted in favor of the Exchange Offer Proposal in order to cause the Exchange Offer Proposal to be approved no later than the 2004 Meeting.

     NOW, THEREFORE, in consideration of the agreements contained herein and other good and valid consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.     Agreement to Vote.

           1.1. Voting Agreement. Each Stockholder hereby covenants and agrees that, at the 2004 Meeting, or (if earlier) in connection with any action by written consent of stockholders delivered by the Stockholders to the Company, in each case involving a vote or consent with respect to any matter of a type described in clause (b) below, he or she shall (a) cause the Shares then held by such Stockholder to be counted as present at such meeting or in such action by written consent for purposes of establishing a quorum and (b) vote or cause to be voted the Shares then held by such Stockholder, or execute or cause to be executed a written consent in respect of such Shares, in favor of the Exchange Offer Proposal. The Stockholders may, at their sole discretion and at any time prior to the 2004 Meeting, deliver to the Company an executed consent approving the Exchange Offer Proposal. In the event that the Exchange Offer Proposal is approved by a written consent of stockholders in lieu of a meeting of stockholders, the Company shall promptly comply with applicable notice requirements under the Delaware General Corporation Law and applicable state and federal securities laws and the rules of the NYSE (including with respect to the circulation of an information statement to stockholders of the Company).

           1.2. No Limitation on Actions. The Stockholders are entering into this Agreement solely in their capacity as the record and beneficial owners of their respective Shares; this Agreement shall not limit, restrict or otherwise affect, in any way, the positions, conduct or actions of the Stockholders or any of their affiliates (other than the Company) or any of their respective officers, directors, trustees, employees, agents and beneficiaries in any other capacity, including any Stockholder’s capacity as an officer or director of the Company.

           1.3. Restrictions. From and after the date hereof until the termination of this Agreement as provided herein, the Stockholders agree that they shall not, directly or indirectly, (a) sell, assign, pledge, encumber, transfer, dispose of, or grant an option with respect to, any of the Shares, or enter into any agreement or arrangement with respect to any of the foregoing matters, (b) exercise conversion rights in respect of any of the Shares, (c) grant any proxy or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or enter into any voting agreement or arrangement with respect to any of the Shares (other than as contemplated by this Agreement), or (d) take any other action which, individually or together with any other actions taken by the Stockholder described in (a) through (d), would reasonably be expected to cause the Stockholder not to control, directly or indirectly, a sufficient number of the Shares to constitute a majority of the voting power of the then-outstanding shares of common stock of the Company, voting as a single class, or would otherwise disable the Stockholder from performing his or her obligations under this Agreement (each of (a) through (d), a “Prohibited Action”); provided, however, that a Stockholder may take any action described in any of clauses (a) through (d), and such action shall not be deemed a Prohibited Action, so long as the other party to such arrangement enters into a binding written agreement with the Stockholder, naming the Company as a third-party beneficiary thereof, to be bound by the terms of this Agreement to the same extent as the Stockholder. In any case, and notwithstanding the foregoing, the Trust may (x) transfer to Vincent K. McMahon, as an individual, Shares on or about June 30, 2004 pursuant to an annual distribution, in which case Mr. McMahon individually agrees that all such Shares shall continue to be governed by the terms of this Voting Agreement as if such Shares were owned by Mr. McMahon individually, and set forth opposite his name on Attachment B, on the date hereof, and (y) take any other action that is not a Prohibited Action.

     2.     Representations and Warranties of each Stockholder. Each Stockholder hereby severally and not jointly represents and warrants to the Company as follows:

           2.1. Authority, Enforceability. Each Stockholder has the power and authority to enter into, execute, deliver and perform his or her obligations under this Agreement and to make the representations, warranties and covenants made herein. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him or her in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

           2.2. No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (a) conflict with or violate any order, decree or judgment applicable to the Stockholder or by which he or she or any of the Shares is bound or affected; (b) conflict with or violate any agreement to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust; (c) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to the Shares, pursuant to any agreement, contract or legally binding commitment to which the Stockholder is a party or by which the Stockholder or any of the Shares is bound or affected, or (d) require any agreement, contract or legally binding commitment of any third party, except in the case of such matters under clauses (a) through (d) which, individually or in the aggregate, would not materially adversely affect the ability of Stockholder to perform his or her obligations under this Agreement.

     3.     Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to each of the Stockholders as follows:

           3.1. Authority, Enforceability. The Company has the power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to make the representations, warranties and covenants made by it herein. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

           3.2. No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (a) conflict with or violate any order, decree or judgment applicable to the

Company or by which the Company is bound or affected; (b) conflict with or violate any agreement to which the Company is a party or is subject, including, without limitation, any voting agreement or voting trust; (c) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction or adverse claim, pursuant to any agreement, contract or legally binding commitment to which the Company is a party or by which the Company is bound or affected, or (d) require any agreement, contract or legally binding commitment of any third party, except in the case of such matters under clauses (a) through (d) which, individually or in the aggregate, would not materially adversely affect the ability of the Company to perform its obligations under this Agreement.

           3.3. Board Approval. The Board of Directors of the Company has unanimously approved the making of the Exchange Offer on the terms set forth in Attachment A hereto, has unanimously approved all necessary or appropriate actions to be taken by the Company in connection therewith and has determined that the Exchange Offer and related actions are in the best interests of the Company and its stockholders.

           3.4. Compliance with Law. The Exchange Offer, any related documentation filed with the Securities and Exchange Commission (the “SEC”) or distributed to option holders; and any information statement or proxy statement, or related documentation, filed with the SEC or distributed to Company stockholders relating to the Exchange Offer Proposal will comply with all applicable rules and laws, including without limitation, applicable state and federal securities laws, SEC rules and regulations, Delaware law and the rules of the NYSE. The Company shall promptly make any required filings, or provide any required notices, relating to the Exchange Offer and Exchange Offer proposal, in compliance with all applicable law, rules and regulations.

     4.     Miscellaneous.

           4.1. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

           4.2. Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed, or extended only by an agreement in writing executed by the Company and such of the Stockholders as are affected thereby. The failure by any party at any time to require performance or compliance by another party of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. No waiver of any kind will be effective or binding unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

           4.3. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to convey upon any person other than the Company and the Stockholders any rights or remedies hereunder.

           4.4. Assignment. This Agreement will be binding upon, and inure to the benefit of, the successors, assigns and personal representatives of the parties hereto.

           4.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, whether common law or statutory, without reference to the choice of law provisions thereof, except that the terms of the Trust and the duties and powers of the trustee of the Trust shall be governed by Connecticut law, without reference to the choice of law provisions thereof.

           4.6. Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the person entitled to receive the notice at the addresses contained in the Company’s records.

           4.7. Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder, will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. The Company shall be entitled to seek money damages only in the event that specific performance or similar equitable relief would not result in the Exchange Offer Proposal being approved as contemplated by this Agreement, provided, however, that in no event shall the Company be entitled to seek, and the Company hereby irrevocably waives any claim or right to and agrees not to seek, punitive, special, indirect or similar extraordinary monetary damages.

           4.8. Indemnification of Stockholder. The Company hereby agrees to indemnify and hold harmless each Stockholder, his or her affiliates (other than the Company) and their respective officers, directors, trustees, employees, agents and beneficiaries (and each of their respective heirs, executors and administrators, all such indemnified parties, the “Indemnitees”) from and against any and all expense (including, without limitation, reasonable attorneys’ fees, expert fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), liability and loss incurred or suffered by any Indemnitee in connection with (a) any suit, claim, action, proceeding, investigation, inquiry or review of any kind by any third party or any judicial, governmental or stock exchange authority relating to the execution or performance of this Agreement by Stockholder or any other Indemnitee and (b) the breach by the Company of any representation, warranty or covenant of the Company contained herein (other than, in the case of each of clauses (a) and (b), any suit, claim, action, proceeding, investigation, inquiry or review relating to actions of the Stockholder in his or her capacity as an officer or director of the Company, in which case this Section 4.8 shall not apply and the Stockholder shall have the rights to indemnification and advancement of expenses provided under the Certificate of Incorporation and By-laws of the Company and any contractual agreements with the Company) ((a) and (b) collectively, “Indemnified Claims”). Such right to indemnification shall include the right to be paid by the Company the expenses incurred in connection with any such matter in advance of its final disposition, such advances to be paid by the Company promptly upon receipt of evidence of any such amounts being due. An Indemnitee shall provide the Company with prompt notice of any Indemnified Claim of which it has become aware, provided that the failure to provide prompt notice shall not affect the Indemnitee’s right to indemnification hereunder, except to the extent such failure adversely affects the ability of the Company to defend such Claim. An Indemnitee shall not agree to settle or compromise any Indemnified Claim, except with the prior consent of the Company, such consent not to be unreasonably withheld. The Company shall not agree to settle or compromise any Indemnified Claim unless (x) such settlement or compromise includes a full release from any liability of all Indemnified Parties in connection therewith, and (y) the Indemnitee(s) so consent, which consent shall not be unreasonably withheld. The Company and the Indemnitees shall cooperate with each other, at the Company’s sole expense, in connection with the defense of any Indemnified Claim.

           4.9. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which, taken together, constitute one and the same agreement.

           4.10. Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

           4.11. Non-survival. The representations and warranties made herein shall not survive the termination of this Agreement, except that the provisions of Section 3.4 shall survive termination hereof in the event that the Exchange Offer is commenced or the Exchange Offer Proposal has been approved.

           4.12. Termination. This Agreement shall automatically terminate and be of no further force and effect immediately following the earlier of (a) the requisite approval by the Company’s stockholders of the Exchange Offer Proposal having been obtained, (b) September 30, 2004, or (c) any determination by the Board of Directors of the Company or appropriate committee thereof (i) that the Exchange Offer is not in the best interests of the Company or its stockholders or (ii) not to proceed with the Exchange Offer. In the event of termination of this Agreement pursuant to this Section 4.12, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that (1) no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination, (2) the provisions of Section 1.1 shall survive a termination pursuant to clause (a) of this Section 4.12, and (3) the provisions of Sections 4.7 and 4.8 shall survive any termination of this Agreement and remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, effective as of the date first above written.

WORLD WRESTLING ENTERTAINMENT, INC.

By:
Vincent K. McMahon, Individually

Vincent K. McMahon, in his capacity as trustee on behalf of The Vincent K. McMahon Irrevocable Trust

Linda E. McMahon

Attachment B

Stockholder	Shares

Vincent K. McMahon, Individually	47,146,893
Vincent K. McMahon, as trustee of The Vincent K. McMahon Irrevocable Trust	7,066,644
Linda E. McMahon	566,670